Consent of Independent Auditors



The Board of Directors and Shareholders
Media General, Inc.

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Media General, Inc., pertaining to the 1996 Non-Qualified Stock Option Plan Effective January 30, 1996, of our reports dated January 26, 1996, with respect to the consolidated financial statements of Media General, Inc., incorporated by reference in its Annual Report (Form 1O-K) for the year ended December 31, 1995, and March 25, 1996, with respect to the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


                                                  ERNST & YOUNG LLP

Richmond, Virginia
November 22,1996